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                 [Letterhead of Arthur Andersen appears here]


October 8, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated October 8, 1999 of Alpha Technologies Group Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


cc: Mr. Johnny Blanchard, CFO, Alpha Technologies Group Inc.